CERTIFICATE OF FORMATION
OF
RAMIUS IDF MASTER FUND LLC

The undersigned, desiring to form a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Delaware Code, Chapter 18, hereby certifies as follows:

FIRST:                The name of the limited liability company is Ramius IDF Master Fund LLC.

SECOND:           The address of its registered office in the state of Delaware is 615 South DuPont Highway, County of Kent, City of Dover, State of Delaware, 19901.  The name of its registered agent at such address is National Corporate Research, Ltd.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 22nd day of September, 2010.

By:    /s/ Stuart Davies
Name:   Stuart Davies
Title:    Authorized Person